May 27, 2014

Walthausen Funds 9 Executive Park Drive, Suite B Clifton Park, New York 12065

        Re: Walthausen Funds, File Nos. 333-147324 and 811-22143

Ladies and Gentlemen:

     A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 5 to the Registration Statement (the “Registration Statement”) of Walthausen Funds (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 under the Securities Act of 1933 (Amendment No. 13 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours, /s/ THOMPSON HINE LLP THOMPSON HINE LLP